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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                     CONTACT:    Frank D. Zaffino
                                                      Chief Executive Officer
                                                      Paragon Corporate Holdings
                                                      (847) 779-2500


                      PARAGON CORPORATE HOLDINGS COMPLETES
                       ACQUISITION OF MULTIGRAPHICS, INC.



NILES, Illinois-- January 28, 2000-- Paragon Corporate Holdings, Inc. announced today that its acquisition of Multigraphics, Inc. has been finalized.

Under terms of the agreement, Paragon acquired Multigraphics for $1.25 in cash per share of Multigraphics common stock, which had been traded on the American Stock Exchange. Paragon Corporate Holdings is the parent company of A. B. Dick Company, a leading manufacturer and distributor of printing products and service provider to the global quick-print and small commercial printing segments.

Multigraphics provides a full range of high quality pre-press, press and post-press equipment, supplies and technical services to a broad national customer base. The combination of A. B. Dick and Multigraphics will create an international manufacturer and distributor of equipment, supplies and services to the graphic arts industry, with combined annual revenues of approximately $275 million.

Frank Zaffino, president and chief executive officer of Paragon, said, "The integration of these two companies offers an exciting opportunity to gain efficiencies through leveraged resources in the short term and to realize growth within our markets in the near future."

Including Multigraphics, Paragon will have annual revenues of approximately $360 million. Based in Niles, Illinois, Paragon Corporate Holdings acquired A. B. Dick in January 1997. In addition, Paragon's Curtis Industries subsidiary supplies a wide range of automotive and maintenance, repair and operating supplies.



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